SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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AMERICAN BUILDING CONTROL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a letter from Bryan C. W. Tate, Chairman of the Board and Chief Executive Officer of American Building Control, Inc. (the “Company”), which was mailed to the Company’s stockholders on or about May 22, 2003, along with the Company’s Annual Report and proxy statement in connection with the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 6, 2003:

Dear Fellow American Building Control Stockholders:

The year 2002 was a year of transition for Ultrak, Inc., now known as American Building Control, Inc. In October 2000, the Company publicly stated its intention to seek strategic alternatives. After discussions with many potential buyers, we concluded the effort with the sale of our Closed Circuit TV (CCTV) business to Honeywell International on December 20, 2002. In conjunction with the sale, we licensed the name Ultrak to Honeywell, and the legal entity that was Ultrak will continue as American Building Control. Our stock now trades on NASDAQ under the symbol of “ABCX”.

American Building Control’s remaining business provides systems and services to the global electronic security market. We offer security solutions in the areas of Access Control, Digital Video, Central Station Alarm Monitoring Software, Do-It-Yourself Monitoring Kit, Industrial and Mobile Video products. These businesses, while serving different market segments, share a common objective of providing electronic security products to the Federal/State/Local Governments as well as commercial and industrial customers.

As you know, the horrific disaster that occurred on September 11, 2001, has increased the awareness of additional security for all Americans. Our government customers as well as our commercial customers have responded with a determined effort to increase their security and guard against potential terrorist threats. The Federal government has implemented a “Homeland Security Department” charged with protecting the American people from terrorist attacks. American Building Control, through an operating unit, MDI Security Systems, is providing important products and services in this effort. Obviously, we cannot comment on specific government installations, however you can be proud that your company is playing a major role in protecting our country’s vital interests.

The process of selling the CCTV business was distracting to our primary mission of managing the day-to-day business. I am proud to report that we are back on track to return our company to profitability.

I have re-focused the company on business fundamentals and tasked the business units to achieve profitability and prudently manage their assets, while doing what is necessary to serve their customers. We are blessed to have a strong balance sheet with no bank debt and approximately $10 million in cash, with which to support the business. Another $5 million of cash is expected from Honeywell as part of the proceeds from the CCTV business sale.

Like many of you, I purchased stock in Ultrak (American Building Control) several years ago when it was trading at a higher price than what it is today. I can tell you that the profit improvement controls and initiatives, as well as the “hands-on” management that we have put into place, are the right steps for our Company. The year 2003 will show a renewed emphasis on execution and commitment to our customers, employees, vendors and our stockholders. I believe that with an improving economy and the increased spending on security, American Building Control will once again be a leader in providing electronic security solutions over a global IP network.

We appreciate your support and are committed to providing long-term value to our stockholders.

Thank you very much!

Sincerely yours,

AMERICAN BUILDING CONTROL, INC.
Bryan C. W. Tate
Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This letter may be deemed to be solicitation material in respect of the Annual Meeting to be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057 on June 6, 2003. On May 22, 2003, the Company filed a definitive proxy statement (the “Proxy Statement”) with the SEC, and the Proxy Statement was first mailed to the Company’s stockholders on or about May 22, 2003. Investors and stockholders of the Company are urged to read the Proxy Statement because it contains important information about the Company and the matters to be voted on at the Annual Meeting. Investors and stockholders may obtain a free copy of the Proxy Statement and all of the Company’s annual, quarterly and special reports at the SEC’s web site at WWW.SEC.GOV. A free copy of the Proxy Statement and all of the Company’s annual, quarterly and special reports may also be obtained from the Company by directing a request to Investor Relations at 972-353-6642.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the security ownership and other interests of the Company’s executive officers and directors is included in the Proxy Statement.